Exhibit 99.1

MEDIA and INVESTOR CONTACTS:

Jeannine Addams

Kristin Wohlleben

J. Addams & Partners, Inc.

404.231.1132 phone

jfaddams@jaddams.com

kwohlleben@jaddams.com

Exide Technologies Emerges from Chapter 11 Restructuring

Company Successfully Completes Financial Reorganization for U.S. Operations

Milton, Georgia – (April 30, 2015) – Exide Technologies (www.exide.com), a global leader in stored electrical-energy solutions, announced that its Plan of Reorganization (Plan) became effective today and that the Company has emerged from Chapter 11 as a newly reorganized company. As previously announced, the Bankruptcy Court for the District of Delaware confirmed the Plan on March 27, 2015.

Formerly traded under the ticker symbol OTCQB: XIDEQ, Exide has emerged from Chapter 11 as a privately held Company, substantially in its current form – operating across all Industrial Energy and Transportation business segments globally.

Exide emerges with a stronger balance sheet and a focused strategy. In particular, under the Plan, Exide has emerged from Chapter 11 with reduced debt obligations, a reorganized capital structure, and resources to allow for further investments in its global businesses. The Company has reduced its debt by approximately $600 million; received approximately $165 million through its rights offering; and closed on its $200 million exit financing arranged by Bank of America, N.A., PNC Capital Markets, LLC, and BMO Capital Markets Corp. to fund its working capital needs.

“The consummation of our Plan starts a new chapter in the 127-year history of the Company, and today, Exide Technologies is fully charged, better capitalized and positioned for

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growth. With an extensive financial and ongoing operational restructuring, we have a solid foundation to implement our business plan and continue manufacturing and marketing our premier lines of stored electrical energy products and services for our customers around the world,” said Robert M. Caruso, Exide’s President and Chief Executive Officer. “I’m extremely proud of the outstanding work carried out by our employees, and I’m grateful for the support of our customers and suppliers during our Chapter 11 restructuring process. In addition, I acknowledge the hard work and professionalism of our advisors, financial stakeholders, creditors and all of the parties involved in negotiating our Plan.”

Caruso will continue to serve as President and Chief Executive Officer of Exide Technologies on an interim basis until a new CEO is appointed.

“Exide’s emergence from Chapter 11 is an illustration of trust and teamwork at its best – characteristics that will carry the Company forward as it continuously improves and meets global challenges for energy storage and management in the 21st century,” added Caruso.

Exide Technologies Common Stock

Pursuant to the Plan, the Exide existing common stock has been cancelled. Common stockholders will receive no distribution and will not retain any property under Exide’s Plan.

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About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.